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                                                                    EXHIBIT 99.9

                                 TRUST AGREEMENT

            This Trust Agreement entered into and made this 15 day of April, 1999, by and between Ted Schwartzbeck and Jay Pignatello, Trustees, and V-Twin Acquisitions, Inc., a District of Columbia corporation (hereinafter "V-Twin of DC") and V-Twin Acquisitions, Inc. of Virginia (hereinafter "V-Twin of VA") is made by the parties hereto for the consideration and purposes reflected below:

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                                  Consideration

            WHEREAS, V-Twin of DC is a publicly traded District of Columbia corporation desiring to benefit from the available accounting consolidation and management of selected motorcycle dealerships, and

            WHEREAS, V-Twin of VA is owned and controlled, as a close Virginia corporation, by A. Jay Pignatello and Ted L. Schwartzbeck as its sole shareholders, and desires to maintain this close corporation status as an independent entity, while still remaining able to benefit from the downstreaming and accounting consolidation from V-Twin of DC, and

            WHEREAS, Messrs. Pignatello and Schwartzbeck are also shareholders of V-Twin of DC, as well as officers and directors of V-Twin of DC, and

            WHEREAS, Messrs. Pignatello and Schwartzbeck are willing to act as Trustees of V-Twin of VA for the use and benefit of V-Twin of DC to accomplish these purposes, it is

            NOW THEREFORE AGREED by all parties hereto as follows:

1. TITLE. Messrs. Pignatello and Schwartzbeck, while maintaining full legal title to all shares of V-Twin of VA which they own (such shares constituting 100% of the outstanding shares of V-Twin of VA), agree to hold these shares in Trust for the use and benefit of V-Twin of DC.

2. SEPARATION. V-Twin of VA agrees that it shall maintain its sole separate and independent legal status as a Virginia close corporation, with the totality, one hundred percent, of its shares to, always and forever, be owned by Messrs. Pignatello and

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Schwartzbeck and no other person, but for modification of this Trust Agreement.

3. RELATIONSHIP. V-Twin of DC hereby agrees to consider any and all loan, direct payment or downstreaming of revenue requests from V-Twin of VA on a priority basis.

4. ACCOUNTING CONSOLIDATION. By the Trust Agreement it is covenanted, agreed and established by all parties hereto that for the purposes of FASB rules, GAAP rules, and other relevant accounting principles, for accounting purposes alone and for no other reason or purpose, V-Twin of DC may consolidate its financial statements, including, but not limited to, earnings, assets and balance sheet items, with that of V-Twin of VA, this accounting consolidation being one of the fundamental reasons for the creation of the Trust.

5. NO CONFLICT. This Trust Agreement creates no conflict between V-Twin of VA, V-Twin of DC, and Messrs. Schwartzbeck and Pignatello.

6. CONSIDERATION. As consideration for Messrs. Pignatello and Schwartzbeck entering into this Trust Agreement, V-Twin of DC, and/or V-Twin of VA, agree to purchase Key Man life insurance policies or another like kind of personal insurance coverage for Messrs. Pignatello and Schwartzbeck at a propitious time.

7. FIDUCIARY DUTY. Messrs. Pignatello and Schwartzbeck recognize that they, as individuals, have a fiduciary duty to both V-Twin of VA and V-Twin of DC.

8. SHARE ISSUANCE. As a result of V-Twin of DC returning the Century shares to Villa Beau Holdings, and Villa Beau Holdings returning its V-Twin of DC shares to V-Twin of DC, this Trust Agreement will cause V-Twin of DC to issue V-Twin of DC shares in the same amount as were issued to Villa Beau Holdings to Ted Schwartzbeck for his efforts and assumption of personal liability associated with obtaining the floor plan lines of credit for V-Twin of VA.

9. CLOSE CORPORATION. In all other respects, this Trust Agreement notwithstanding, V-Twin of VA shall be treated as a sole and separate close corporation and is not a direct, indirect, or any other type of subsidiary of V-Twin of DC.

10. NOTICES. Any notices hereunder with respect to V-Twin of VA shall be sent to Messrs. Schwartzbeck and Pignatello at their respective addresses: 43783 Michener Drive, Ashburn, VA 20147 and




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4334 Gingham Court, Alexandria, VA 22310. Any notices hereunder with respect to
V-Twin of DC shall be sent to: Corporate Secretary, V-Twin Acquisitions, Inc., 1707 H Street, NW, Suite 200, Washington, DC 20006. Any notices hereunder with respect to V-Twin of VA shall be sent to: Corporate Secretary, V-Twin Acquisitions, Inc. of Virginia, 632 Grant Street, Herndon, VA 20170. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

11. GOVERNING LAW. This Trust Agreement has been made in the Commonwealth of Virginia and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws, and each of the parties hereto irrevocably consents to the jurisdiction of venue of the federal and state courts located in the Commonwealth of Virginia.

12. ENTIRE AGREEMENT. This Trust Agreement contains the entire Agreement between the parties, may not be altered or modified, except in writing and signed by the parties hereto.

13. BINDING EFFECT. This Trust Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns. This Trust Agreement shall survive Messrs. Pignatello and Schwartzbeck, jointly and severally, as Trustees herein, and shall be binding in all respects upon the executors, administrators or any other fiduciary party charged with responsibility over the management of the respective estates of either Messrs. Pignatello or Schwartzbeck. It is the express intent of Messrs. Pignatello and Schwartzbeck, jointly and severally, that this Trust Agreement shall be the obligation of their respective estates and should be given full force and effect by their respective estate administrators.

14. PRIVILEGES AND IMMUNITIES. It is further reflected herein, as the intent of all parties hereto, that Messrs. Pignatello and Schwartzbeck enter into this Trust Agreement through the exercise of all privileges and immunities to which they are entitled by virtue of the Constitutions of both the United States of America and the Commonwealth of Virginia. Their entrance into this Agreement is agreed by all parties hereto as an exercise of their free right to contract and exercise of property rights allowed by the aforesaid Constitutions.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year above first written.


/s/ TED SCHWARTZBECK
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Ted Schwartzbeck, Individually


/s/ A. JAY PIGNATELLO
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A. Jay Pignatello, Individually


/s/ TED SCHWARTZBECK PRESIDENT
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Ted Schwartzbeck, President
V-Twin Acquisitions, Inc. of VA


/s/ A. JAY PIGNATELLO SECRETARY
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A. Jay Pignatello, Secretary
V-Twin Acquisitions, Inc. (DC)


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